Filed Pursuant to Rule 433 Registration Nos. 333-254632 and 333-254632-02

NextEra Energy Capital Holdings, Inc.

Pricing Term Sheet

January 29, 2024

Issuer:	NextEra Energy Capital Holdings, Inc.

Designations:	4.95% Debentures, Series due January 29, 2026 (“2026 Debentures”)
	4.90% Debentures, Series due March 15, 2029 (“2029 Debentures”)
	5.25% Debentures, Series due March 15, 2034 (“2034 Debentures”)
	5.55% Debentures, Series due March 15, 2054 (“2054 Debentures”, and together with the 2026 Debentures, 2029 Debentures and 2034 Debentures, “Fixed Rate Debentures”)
	Floating Rate Debentures, Series due January 29, 2026 (“Floating Rate Debentures”)

Registration Format:	SEC Registered

Principal Amount:	2026 Debentures:	$1,000,000,000
	2029 Debentures:	$900,000,000
	2034 Debentures:	$1,100,000,000
	2054 Debentures:	$800,000,000
	Floating Rate Debentures:	$600,000,000

Date of Maturity:	2026 Debentures:	January 29, 2026
	2029 Debentures:	March 15, 2029
	2034 Debentures:	March 15, 2034
	2054 Debentures:	March 15, 2054
	Floating Rate Debentures:	January 29, 2026

Interest Payment Dates:	2026 Debentures: Semi-annually in arrears on January 29 and July 29 of each year, beginning July 29, 2024
	2029 Debentures, 2034 Debentures and 2054 Debentures: Semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2024
	Floating Rate Debentures: Quarterly in arrears on January 29, April 29, July 29 and October 29 of each year, beginning April 29, 2024

Coupon Rate:	2026 Debentures:	4.95%
	2029 Debentures:	4.90%
	2034 Debentures:	5.25%
	2054 Debentures:	5.55%
	Floating Rate Debentures:	Floating rate based on Compounded SOFR plus 0.76%, calculated quarterly

Price to Public:	2026 Debentures:	99.955% of the principal amount thereof
	2029 Debentures:	99.789% of the principal amount thereof
	2034 Debentures:	99.702% of the principal amount thereof
	2054 Debentures:	99.365% of the principal amount thereof
	Floating Rate Debentures:	100% of the principal amount thereof

Benchmark Treasury with respect to Fixed Rate Debentures:	2026 Debentures:	4.250% due January 31, 2026
	2029 Debentures:	4.000% due January 31, 2029
	2034 Debentures:	4.500% due November 15, 2033
	2054 Debentures:	4.125% due August 15, 2053

Benchmark Treasury Yield with respect to Fixed Rate Debentures:	2026 Debentures:	4.324%
	2029 Debentures:	3.995%
	2034 Debentures:	4.087%
	2054 Debentures:	4.343%

Spread to Benchmark Treasury Yield with respect to Fixed Rate Debentures:	2026 Debentures:	65 basis points
	2029 Debentures:	95 basis points
	2034 Debentures:	120 basis points
	2054 Debentures:	125 basis points

Reoffer Yield with respect to Fixed Rate Debentures:	2026 Debentures:	4.974%
	2029 Debentures:	4.945%
	2034 Debentures:	5.287%
	2054 Debentures:	5.593%

Optional Redemption:	2026 Debentures: Redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2026 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

2029 Debentures: Prior to February 15, 2029 (the “2029 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Debentures matured on the 2029 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2029 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2029 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2029 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2034 Debentures: Prior to December 15, 2033 (the “2034 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Debentures matured on the 2034 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2034 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2034 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2034 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

2054 Debentures: Prior to September 15, 2053 (the “2054 Debentures Par Call Date”) redeemable at any time at a redemption price equal to the greater of (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2054 Debentures matured on the 2054 Debentures Par Call Date) on a semi-annual basis at the Treasury Rate plus 20 basis points less (b) interest accrued to the redemption date, and (2) 100% of the principal amount of the 2054 Debentures to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2054 Debentures Par Call Date, redeemable at any time at a redemption price equal to 100% of the principal amount of the 2054 Debentures being redeemed plus accrued and unpaid interest thereon, if any, to the redemption date.

Floating Rate Debentures: The Floating Rate Debentures will not be redeemable at NEE Capital’s option before their maturity date.

Trade Date:	January 29, 2024

Settlement Date:	January 31, 2024

CUSIP / ISIN Number:	2026 Debentures:	65339K CS7/US65339KCS78
	2029 Debentures:	65339K CT5/US65339KCT51
	2034 Debentures:	65339K CU2/US65339KCU25
	2054 Debentures:	65339K CV0/US65339KCV08
	Floating Rate Debentures:	65339K CR9/US65339KCR95

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Baa1” (stable)
S&P Global Ratings	“BBB+” (stable)
Fitch Ratings, Inc.	“A-” (stable)

Joint Book-Running Managers:

BNY Mellon Capital Markets, LLC

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

BofA Securities, Inc.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Intesa Sanpaolo IMI Securities Corp.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

nabSecurities, LLC

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

Regions Securities LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:

Academy Securities, Inc.

Commerz Markets LLC

DNB Markets, Inc.

DZ Financial Markets LLC

Hancock Whitney Investment Services, Inc.

HSBC Securities (USA) Inc.

Huntington Securities, Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

Mischler Financial Group, Inc.

M&T Securities, Inc.

Natixis Securities Americas LLC

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Synovus Securities, Inc.

WR Securities, LLC

Junior Co-Managers:

Cabrera Capital Markets LLC

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Guzman & Company

MFR Securities, Inc.

*	A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “Treasury Rate” and “Compounded SOFR” have the meaning ascribed to each such term in the Issuer’s Preliminary Prospectus Supplement, dated January 29, 2024.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNY Mellon Capital Markets, LLC toll-free at (800) 269-6864; J.P. Morgan Securities LLC collect at (212) 834-4533; MUFG Securities Americas Inc. toll-free at (877) 649-6848; PNC Capital Markets LLC toll-free at (855) 881-0697; SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856; U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607; or Wells Fargo Securities, LLC toll-free at (800) 645-3751.